Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 3rd Quarter 2009 Financial Results on October 23, 2009

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--October 23, 2009--Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. announced financial results for the third quarter of 2009 with a net loss of $697,000 or ($.11) per share. Year-to-date, Cornerstone reports a net loss of $4.2 million or ($.66) per share. The third quarter 2009 loss was a direct result of Cornerstone’s continued commitment to reduce problem assets as the Bank provided $1.8 million of additional provision for loan losses. During the third quarter management discovered additional problem loans and expects to fund further loan loss provision during the fourth quarter of 2009. As a result of the additional projected fourth quarter provision, Cornerstone anticipates losing an additional $1 million during the fourth quarter. If the economy does not deteriorate further in 2010, the Bank should see a material improvement in its asset quality metrics and should see improvements in earnings as problem assets become less of a drag on earnings generation. Cornerstone’s net interest margin remained at a historically low rate of 3.44% year-to-date; however, management expects an improvement as the amount of nonaccrual loans decreases and the certificate of deposit portfolio re-prices to lower current rates. The Bank is committed to reducing expenses and improving core earnings. Aggressive cost-saving measures are being considered and will be implemented as long as the action does not damage the long-term value of the Bank.

Cornerstone expects earnings to improve during 2010, and expects to make $1.5 million for the year. The majority of the problem assets will be fully provided for, but the income figure for 2010 allows for $2.4 million in provision for any additional loan issues. Not included in this prediction are CPP funds under the TARP program. If the Bank receives an injection of preferred capital then the Bank’s profit profile will improve materially.

The Bank’s asset quality improved during the third quarter in 2009 as non-performing loans as a percentage of average total loans decreased to 2.28%. Cornerstone had net charge-offs of $3.6 million during the third quarter. The Bank’s total non-performing assets decreased to $15.8 million, as problem loans identified during the first half of 2009 progressed through the collection cycle. The Bank believes these numbers have reached their height and will begin reducing steadily during 2010.

Overall, Cornerstone remains well-capitalized and has retained its strong core earnings platform that, once its asset quality issues improve, will return as a high performance Bank.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA, with five full-service branches and one loan production office in Dalton, GA, and $500 million in assets, specializing in business financial services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of September 30, 2009					Page 1
(in thousands)
	Three Months			Year-to-Date
	Ending September 30%			Ending September 30%
EARNINGS SUMMARY	2009	2008	Change	2009	2008	Change
Interest income	$6,407	$7,462	-14.15%	$19,699	$23,279	-15.38%
Interest expense	2,766	3,027	-8.62%	8,428	9,720	-13.30%
Net interest income	3,641	4,436	-17.93%	11,271	13,559	-16.88%
Provision for loan loss	1,765	440	301.14%	9,124	927	884.24%
Net interest income after provision	1,876	3,996	-53.06%	2,147	12,632	-83.00%
Noninterest income	184	477	-61.35%	1,178	1,396	-15.62%
Noninterest expense	3,279	3,151	4.06%	10,345	9,464	9.31%
Pretax income	(1,219)	1,321	-192.27%	(7,021)	4,564	-253.81%
Income taxes	(523)	461	-213.32%	(2,810)	1,616	-273.85%
Net income	$(697)	$860	-180.98%	$(4,211)	$2,948	-242.83%

Earnings per common share	$(0.11)	$0.14	-180.33%	$(0.66)	$0.47	-242.56%
Weighted average common shares
outstanding (1)	6,371,202	6,319,718		6,337,068	6,325,192

	Three Months			Year-to-Date
AVERAGE BALANCE	Ending September 30%			Ending September 30%
SHEET SUMMARY	2009	2008	Change	2009	2008	Change
Loans, net of unearned income	354,246	381,342	-7.11%	$369,395	$383,966	-3.79%
Investment securities & Other	99,812	48,578	105.47%	81,926	46,724	75.34%
Earning assets	454,058	429,920	5.61%	451,321	430,690	4.79%
Total assets	488,888	449,053	8.87%	472,931	449,257	5.27%
Noninterest bearing deposits	39,491	41,204	-4.16%	41,756	42,688	-2.18%
Interest bearing transaction deposits	56,799	78,576	-27.72%	64,970	85,872	-24.34%
Certificates of deposit	272,041	186,077	46.20%	240,179	183,517	30.88%
Total deposits	368,331	305,858	20.43%	346,905	312,077	11.16%
Other interest bearing liabilities	91,247	106,041	-13.95%	94,037	99,347	-5.34%
Shareholders' equity	32,849	37,741	-12.96%	34,526	37,408	-7.70%

	Three Months			Year-to-Date
	Ending September 30			Ending September 30
SELECTED RATIOS	2009	2008		2009	2008

Average equity to
average assets	6.72%	8.40%		7.30%	8.33%
Average net loans to
average total assets	72.46%	84.92%		78.11%	85.47%
Return on average assets	-0.57%	0.77%		-1.19%	0.87%
Return on average total equity	-8.48%	9.12%		-16.26%	10.51%
Actual Equity on September 30	$32,306,705	$37,487,451
Actual # shares outstanding on September 30	6,372,937	6,319,718
Book value per common share	$5.07	$5.93

CONTACT:
Cornerstone Bancshares, Inc.
Frank Hughes, 423-385-3009
President & Treasurer